Exhibit 99.1

GLOBAL MEDTECHNOLOGIES™, INC. REPORTS POSITIVE CASH FLOWS FROM
OPERATIONS FOR THE SEVENTH CONSECUTIVE QUARTER

DENVER, Colorado – May 20, 2003 — Global Med Technologies™, Inc. (OTC BB: GLOB) (“Global Med” or the “Company”) announced for the three months ended March 31, 2003 positive cash flows from operations for the seventh consecutive quarter.

For the three months ended March 31, 2003 and 2002, Global Med reported positive cash flows from operations of $84,000 and $46,000, respectively. Cash flows from operations provided $84 thousand in net cash for the three months ended March 31, 2003. The cash provided during the three months ended March 31, 2003 consisted primarily of the net loss of $346,000, net of non-cash changes which provided $336,000 and changes in operating assets and liabilities which provided $94,000.

Global Med’s President and Chief Operating Officer, Mr. Thomas F. Marcinek, commenting on the quarterly results stated that, “For the seventh consecutive quarter Global Med has achieved positive cash flows from operations. Included in cash flows from operations was a reduction in cash flows of $200,000 related to prepayment of interest on the Company’s related party debt for the period from July 1, 2003 to December 31, 2003. In addition, the Company had increased sales of new SafeTrace Tx ® systems for the three months ended March 31, 2003 when compared with the same period in 2002. The Company’s operating expenses increased $96,000 when comparing the three months ended March 31, 2003 with the comparable period for 2002. This increase in expenses was primarily due to increased sales and marketing expenses of $97,000 for the quarter. As a result of these increased expenditures, the Company was able to increase sales of its products during the quarter and believes that these additional expenditures will help to lay the groundwork for increased sales activity in future quarters.”

The following tables provide certain details related to the Company’s operations for the three months ended March 31, 2003 and 2002:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB - news)
Selected Quarterly Results
In (000s)
(Unaudited)

	March 31, 2003	March 31, 2002
Revenues	$ 1,527	$ 1,581

Operating Expenses	$ 988	$ 892

Income (loss) from Operations	$ (163)	$ 39

Net loss	$ (346)	$ (146)

Cash flows provided
by operations	$ 84	$ 46

Global Med Technologies, Inc. is an e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of management information systems to U.S. blood centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood or over 22% of the U.S. blood supply each year.

For information about Global Med’s products and services, please call 916-404-8400, e-mail: info@wyndgate.com, visit our web sites at www.globalmedtech.com, or www.peoplemed.com or call Tom Marcinek, President and COO, at (916) 404-8413.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter ended March 31, 2003 are not necessarily indicative of the results that may be expected for any other future period.